SHARE EXCHANGE AGREEMENT AND PLAN OF
REORGANIZATION

BY AND BETWEEN

SINO PALACE HOLDINGS LIMITED

and

CARTAN HOLDINGS INC.

Dated as of July 23, 2007

i

4.25	Undisclosed Liabilities.	21
4.26	Disclosure.	22

ARTICLE V. REPRESENTATIONS AND WARRANTEES OF PURCHASER.		22
5.1	Representations of Purchaser Concerning the Transaction.	22

ARTICLE VI. ACCESS TO INFORMATION AND DOCUMENTS.		32
6.1	Access to Information.	32
6.2	Effect of Access.	33

ARTICLE VII. COVENANTS.		33
7.1	Preservation of Business.	33
7.2	Current Information.	33
7.3	Material Transactions.	34
7.4	Public Disclosures.	36
7.5	Confidentiality.	36
7.6	No Shop.	36
7.7	Other Actions.	37
7.8	Cooperation.	37

ARTICLE VIII. CONDITIONS TO CLOSING.		38
8.1	Mutual Conditions.	38
8.2	Conditions to the Obligations of Purchaser.	38
8.3	Conditions to the Obligations of Sino Palace.	39

ARTICLE IX. SURVIVAL OF REPRESENTATIONS		40
9.1	Survival of Representations.	40

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER.		40
10.1	Termination.	40
10.2	Effect of Termination.	41
10.3	Amendment.	41
10.4	Extension; Waiver.	41
10.5	Procedure for Termination, Amendment Extension or Waiver.	42

ARTICLE XI. MISCELLANEOUS.		42
11.1	Notices.	42
11.2	Further Assurances.	43
11.3	Governing Law.	43
11.4	Commissions.	43
11.5	Captions.	43
11.6	Integration of Exhibits and Schedules.	43
11.7	Entire Agreement.	43
11.8	Expenses.	43
11.9	Counterparts.	43
11.10	Binding Effect.	43
11.11	No Rule of Construction.	44

ii

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

This SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of July 23, 2007, by and between SINO PALACE HOLDINGS LIMITED, a British Virgin Islands registered company (“Sino Palace”) and CARTAN HOLDINGS INC., a Nevada corporation (“Purchaser”).

RECITALS

WHEREAS, Sino Palace is the sole owner of (i) all of the issued and outstanding capital stock of Hainan Shinier Industrial Co., Ltd., a Chinese corporation (“Shiner Industrial”) and (ii) all of the issued and outstanding capital stock of Hainan Shiny Day Color Printing Packaging Co., Ltd., a Chinese corporation (“Shiny Day”);

WHEREAS, Shiner Industrial and Shiny Day own 60% and 40%, respectively of the issued and outstanding capital stock of Hainan Modern Hi-Tech Industrial Co., Ltd., a Chinese corporation ("Modern") and Shiner Industrial and Sino Palace own 70% and 30% respectively, of the issued and outstanding capital stock of Zhuhai Modern Huanuo Packaging Material Co., Ltd., a Chinese corporation ("Zhuhai");

WHEREAS, at times, Shiner Industrial, Shiny Day, Modern and Zhuhai are referred to herein collectively as "Shiner Group;"

WHEREAS, Purchaser and Sino Palace have agreed to the acquisition by Purchaser from Sino Palace of the issued and outstanding capital stock of each member of the Shiner Group pursuant to a voluntary share exchange transaction (the “Share Exchange”) between Purchaser and Sino Palace upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors of Purchaser has approved the Share Exchange in accordance with the applicable provisions of the NGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors and shareholders of Sino Palace have each approved the Share Exchange in accordance with the applicable provisions of the laws of the British Virgin Islands and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for United States federal income tax purposes, the parties intend that the Share Exchange shall constitute a tax-free reorganization within the meaning of Sections 368 and 1032 of the Code.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I. DEFINITIONS

(a)  “Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly five per cent (5%) or more of the voting securities or five per cent (5%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.

(b)  “Agreement” means this Share Exchange Agreement and Plan of Reorganization.

(c)  “Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, principles of common law, requirements and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person's properties or assets.

(d)  “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person of this Agreement and the Share Exchange.

(e)  “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

(f)  “Business” means the research, manufacture, sale and distribution of packaging film and color printing for the packaging industry as presently conducted by each member of the Shiner Group.

(g)  “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Philadelphia, Pennsylvania are permitted or required to be closed.

(h)  “Closing” shall mean the completion of the Share Exchange and the consummation of the transactions set forth herein.

(i)  “Closing Date” shall mean the date on which the Closing is completed.

(j)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)  “Competing Transaction” has the meaning set forth in Section 7.6.

(l)  “Confidential Information” means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans of any Party provided to or learned by any other Party during the course of negotiation of the Share Exchange. Information shall be treated as Confidential Information whether such information has been marked “confidential” or in a similar manner.

(m)  “Consent” means any approval, consent, license, permits, ratification, waiver or other authorization.

(n)  “Contract” means any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding.

(o)  “Disclosure Schedules” means the disclosure schedules delivered by each Party to the other Parties as required by this Agreement on the date hereof and initialed by the Parties, as subsequently updated or supplemented by the Parties prior to the Closing. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. The Disclosure Schedules shall be attached hereto as Exhibit A and by reference made a part hereof.

(p)  “Distribution Compliance Period” shall have the meaning set forth in Section 3.1(e).

(q)  “Employee Benefit Plan” has the meaning set forth in ERISA Section 3(3).

(r)  “Encumbrance” means and includes:

(i)  with respect to any personal property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)  with respect to any Real Property (whether and including owned real estate or Real Estate subject to a Real Property Lease), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

(s)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued by the Department of Labor pursuant to ERISA or any successor law.

(t)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)  “GAAP” means at any particular time generally accepted accounting principles in the United States, consistently applied on a going concern basis, using consistent audit scope and materiality standards.

(v)  “Governing Documents” means with respect to any particular entity, the articles or certificate of incorporation and the bylaws (or equivalent documents for entities of foreign jurisdictions); all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and any amendment or supplement to any of the foregoing.

(w)  “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

(x)  “Governmental Body” means: (i) nation, state, county, city, town, borough, village, district, tribe or other jurisdiction; (ii) federal, state, local, municipal, foreign, tribal or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

(y)  “Improvements” means all buildings, structures, fixtures and improvements located on Land, including those under construction.

(z)  “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(aa)  “Knowledge” means actual knowledge without independent investigation.

(bb)  “Land” means all parcels and tracts of land in which any Person has an ownership or leasehold interest.

(cc)  “Material Adverse Effect” or “Material Adverse Change” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.

(dd)  "Modern" means Hainan Modern Hi-Tech Industrial Co., Ltd.

(ee)  “NGCL” shall mean the Nevada General Corporation Law, as amended.

(ff)  “Order” means any writ, directive, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

(gg)  “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(hh)  “Party” or “Parties” means Sino Palace and/or Purchaser.

(ii)  “Person” shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

(jj)  “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(kk)  “Purchaser” means Cartan Holdings Inc.

(ll)  “Purchaser Balance Sheet” has the meaning set forth in Section 5.1(f).

(mm)  “Purchaser Business” means Purchaser's business of mining exploration.

(nn)  “Purchaser Common Stock” means the common stock, par value $.001 per share, of Purchaser.

(oo)  “Purchaser Contracts” has the meaning set forth in Section 5.1(o).

(pp)  “Purchaser’s Counsel” means Greg Yanke, Esquire, Suite #603-409 Granville Street, Vancouver, BC, V6C1T2, Canada.

(qq)  “Purchaser Employee Plans” has the meaning set forth in Section 5.1(r)(i).

(rr)  “Purchaser Financial Information” has the meaning set forth in Section 5.1(f).

(ss)  “Purchaser Intellectual Property” has the meaning set forth in Section 5.1(m).

(tt)  “Purchaser SEC Reports” has the meaning set forth in Section 5.1(n).

(uu)  “Real Property” means any Land and Improvements and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

(vv)  “Related Agreements” means the Return to Treasury Agreement.

(ww)  “Real Property Lease” means any lease, rental agreement or rights to use land pertaining to the occupancy of any improved space on any Land.

(xx)  “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other Representative of that Person.

(yy)  “Return to Treasury Agreement” has the meaning set forth in Section 2.5.

(zz)  “SEC” means the United States Securities and Exchange Commission.

(aaa)  “Securities Act” means the Securities Act of 1933, as amended.

(bbb)  “Security Interest” means any mortgage, pledge, security interest, Encumbrance, charge, claim, or other lien, other than: (a) mechanic's, materialmen's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(ccc)  “Share Exchange” has the meaning set forth in the preamble.

(ddd)  “Shares” has the meaning set forth in Section 2.1.

(eee)  “Shiner Group” has the meaning set forth in the preamble.

(fff)  “Shiner Group Balance Sheet” has the meaning set forth in Section 4.6(c).

(ggg)  “Shiner Group Contracts” has the meaning set forth in Section 4.15.

(hhh)  “Shiner Group Employee Plans” has the meaning set forth in Section 4.18.

(iii)  “Shiner Group Financial Information” has the meaning set forth in Section 4.6.

(jjj)  “Shiner Group Intellectual Property” has the meaning set forth in Section 4.13(a).

(kkk)  “Shiner Industrial” means Hainan Shinier Industrial Co., Ltd.

(lll)  “Shiny Day” means Hainan Shiny Day Color Printing Packaging Co., Ltd.

(mmm)  “Sino Palace ” means Sino Palace Holdings Limited.

(nnn)  “Sino Palace Board” has the meaning set forth in Section 4.4.

(ooo)  “Sino Palace Shareholders” has the meaning set forth in Section 2.1.

(ppp)  “Sino Palace Tax Affiliate” has the meaning set forth in Section 4.8(a).

(qqq)  “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(rrr)  “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by a Party (wherever located and whether or not carried on a Party’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

(sss)  “Tax” or “Taxes” means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, gross receipts, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any), (ii) all value added taxes and (iii) any liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any Applicable Law) of another person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

(ttt)  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(uuu)  “Third Party” means a Person that is not a Party to this Agreement.

(vvv)  "Zhuhai" means Zhuhai Modern Huanuo Packaging Material Co., Ltd.

ARTICLE II. THE SHARE EXCHANGE

2.1 The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NGCL, at the Closing, the parties shall cause the Share Exchange to be consummated by taking all appropriate actions to ensure that all of the issued and outstanding shares of capital stock of each of Shinier Industrial, Shiny Day, Modern and Zhuhai are delivered by Sino Palace to Purchaser duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in proper form for transfer, in exchange for the issuance of an aggregate of 16,500,000 shares of Purchaser Common Stock (the "Shares") to the shareholders of Sino Palace listed on Schedule 2.1 (the "Sino Palace Shareholders").

2.2 Tax Free Reorganization. The Parties each hereby agree to use their Best Efforts and to cooperate with each other to cause the Share Exchange to be a tax-free reorganization within the meaning of Sections 368 and 1032 of the Code.

2.3 Closing. The Closing will occur via e-mail and facsimile on July 23, 2007 at 10:00 a.m. or such later date and time to be agreed upon by the parties (the “Closing Date”), following satisfaction or waiver of the conditions set forth in Article VIII.

2.4 Reorganization.

(a)  Those individuals set forth on Schedule 2.4 shall, as of the Closing, be appointed as the directors of the Purchaser until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Purchaser’s Articles of Incorporation and By-laws.

(b)  Those individuals set forth on Schedule 2.4 shall, as of the Closing, be appointed as the officers of the Purchaser until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Purchaser’s Articles of Incorporation and By-laws. As of the Closing, Zubeda Mohamed-Lakhani shall resign from all positions as an officer of Purchaser.

(c)  If at any time after the Closing, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Purchaser the title to any property, rights, privileges, powers and franchises of Shinier Industrial and Shiny Day by reason of, or as a result of, the Share Exchange, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Purchaser, and otherwise to carry out the provisions of this Agreement.

2.5 Cancellation of Purchaser Common Stock.

At the Closing, immediately after consummation of the Share Exchange, Purchaser shall, pursuant to the terms and conditions of that certain Return to Treasury Agreement dated as of July 23, 2007 by and between Purchaser and Zubeda Mohamed-Lakhani (the “Return to Treasury Agreement”), cause 4,750,000 shares of the Purchaser’s Common Stock held by Zubeda Mohamed-Lakhani to be cancelled and extinguished.

ARTICLE III. COMPLIANCE WITH APPLICABLE SECURITIES LAWS

3.1 Covenants, Representations and Warranties of the Sino Palace Shareholders.

(a)  The Sino Palace Shareholders acknowledge and agree that they are acquiring the Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act) directly or indirectly unless:

(i)  The sale is to Purchaser;

(ii)  the sale is made pursuant to the exemption from registration under the Securities Act, provided by Rule 144 thereunder; or

(iii)  the Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by Purchaser.

(b)  The Sino Palace Shareholders acknowledge and agree that the certificates representing the Shares shall bear the following legend:

"THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATIONS UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AN IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE 1933 ACT."

(c)  The Sino Palace Shareholders represent and warrant that:

(i)  the Sino Palace Shareholders are located outside the United States;

(ii)  the Sino Palace Shareholders are not aware of any advertisement of any of the shares being issued hereunder;

(iii)  the Sino Palace Shareholders will not acquire the shares as a result of, and will not itself engage in, any "directed selling efforts: (as defined in Regulation S under the Securities Act) in the United States in respect of the shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the shares; provided, however, that the Sino Palace Shareholders may sell or otherwise dispose of the shares pursuant to registration of the shares pursuant to the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein.

(d)  The Sino Palace Shareholders acknowledge and agree that Purchaser will refuse to register any transfer of the shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state and provincial securities laws;

(e)  The Sino Palace Shareholders acknowledge and agree that offers and sales of any of the Shares, prior to the expiration of a period of one year after the date of transfer of the shares (the "Distribution Compliance Period"), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with all applicable securities laws;

(f)  The Sino Palace Shareholders acknowledge and agree not to engage in any hedging transactions involving the Shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the provisions of the Securities Act; and

(g)  The Sino Palace Shareholders hereby acknowledge and agree to Purchaser making a notation on its records or giving instructions to the registrar and transfer agent of Purchaser in order to implement the restrictions on transfer set forth and described herein.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SINO PALACE

As a material inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Sino Palace makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Purchaser regardless of any investigation made or information obtained by Purchaser (unless and to the extent specifically and expressly waived in writing by Purchaser on or before the Closing Date):

4.1 Organization and Good Standing

(a)  Sino Palace is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Sino Palace is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Sino Palace. Shiner Industrial and Shiny Day are each corporations duly organized, validly existing and in good standing under the laws of the People's Republic of China.

(b)  Except as set forth on Schedule 4.1(b), Shiner Industrial and Shiny Day do not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

4.2 Corporate Documents Schedule 4.2 shall consist of a true and correct copy of a shareholder list setting forth all owners of the capital stock of Sino Palace.

4.3 Capitalization of Sino Palace, Shiner Industrial and Shiny Day. The entire authorized capital stock of Sino Palace consists of 50,000 shares of common stock having a par value of $1.00 per share, of which 50,000 shares are issued and outstanding. All of Sino Palace’s issued and outstanding shares of common stock have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the stockholders listed on the shareholder list attached as Schedule 4.2. All issued and outstanding capital stock of each of Shiner Industrial and Shiny Day is owned of record and beneficially by Sino Palace. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, registration rights or other agreements or commitments to which Sino Palace, Shiner Industrial or Shiny Day is a party or which are binding upon Sino Palace, Shiner Industrial or Shiny Day providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Sino Palace, Shiner Industrial or Shiny Day.

4.4 Authorization of Transaction. Sino Palace has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. On the Closing Date, this Agreement shall be duly and validly authorized by all necessary action on the part of Sino Palace in accordance with Applicable Laws and Sino Palace’s Governing Documents. This Agreement constitutes the valid and legally binding obligation of Sino Palace, enforceable in accordance with its terms and conditions. Sino Palace does not need to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the Share Exchange. The Board of Directors of Sino Palace (the “Sino Palace Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the Sino Palace Board for the consummation of the Share Exchange.

4.5 Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the Share Exchange, by Sino Palace will:

(a)  violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Sino Palace is subject or any provision of its Governing Documents; or

(b)  conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Sino Palace is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Sino Palace or on the ability of the Parties to consummate the Share Exchange.

4.6 Shiner Group Financial Information. Schedule 4.6 shall include the following financial information (collectively, the “Shiner Group Financial Information”):

(a)  audited combined balance sheets and statements of income, stockholders’ equity and cash flow as of and for the year ended December 31, 2006 for Shiner Group;

(b)  audited combined statements of income, stockholders’ equity and cash flow for the year ended December 31, 2005 for Shiner Group; and

(c)  an unaudited combined balance sheet as of March 31, 2007 (the “Shiner Group Balance Sheet”) and an unaudited combined statements of income for the three months ended March 31, 2007 for Shiner Group. The Shiner Group Financial Information presents fairly the financial condition of Shiner Group as of such dates and the results of operations of Shiner Group for such periods, in accordance with GAAP and are consistent with the books and records of Shiner Group (which books and records are correct and complete).

4.7 Events Subsequent to Shiner Group Balance Sheet. Since the date of the Shiner Group Balance Sheet, and except as disclosed on Schedule 4.7, there has not been, occurred or arisen, with respect to any member of the Shiner Group:

(a)  any change or amendment in its Governing Documents;

(b)  any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(c)  any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(d)  any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(e)  any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(f)  the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(g)  any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(h)  any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(i)  the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(j)  any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound;

(k)  any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(l)  any grant of any license or sublicense of any rights under or with respect to any Sino Palace Intellectual Property;

(m)  any sale, assignment or transfer (including transfers to any employees, Affiliates or shareholders) of any Sino Palace Intellectual Property;

(n)  any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

(o)  any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 and outside the Ordinary Course of Business;

(p)  any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000;

(q)  any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith;

(r)  any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $25,000 and outside the Ordinary Course of Business;

(s)  any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $1,000 individually or $5,000 in the aggregate;

(t)  the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(u)  any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(v)  any increase in the base compensation of any of its directors, officers, and employees that is greater than Twenty Five Thousand Dollars ($25,000) per annum;

(w)  any charitable or other capital contribution in excess of $2,500;

(x)  any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Sino Palace, except as disclosed in this Agreement and the Disclosure Schedules;

(y)  any other event or occurrence that may have or could reasonably be expected to have a Material Adverse Effect on Sino Palace or any member of the Shiner Group (whether or not similar to any of the foregoing); or

(z)  any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

4.8 Tax Matters.

(a)  Except as set forth on Schedule 4.8: (i) Sino Palace and (ii) each member of the Shiner Group (“Sino Palace Tax Affiliate”), for the years that it was a Sino Palace Tax Affiliate:

(i)  has timely paid or caused to be paid all Taxes required to be paid by it though the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

(ii)  has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Sino Palace and each Sino Palace Tax Affiliate were complete and correct in all material respects; and

(iii)  has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)  Sino Palace, as a British Virgin Islands registered company, is not obligated to file any Tax Returns.

(c)  Except as set forth in Schedule 4.8(c):

(i)  since January 1, 2006, neither Sino Palace nor any Sino Palace Tax Affiliate (for the years that it was a Sino Palace Tax Affiliate) has been notified by any Governmental Body that any issues have been raised (and no such issues are currently pending) by any Governmental Body in connection with any Tax Return filed by or on behalf of Sino Palace or any Sino Palace Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Sino Palace or any Sino Palace Tax Affiliate (for years that it was a Sino Palace Tax Affiliate); no Tax liens have been filed against Sino Palace or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Sino Palace or any Sino Palace Tax Affiliate (for the years that it was a Sino Palace Tax Affiliate);

(ii)  full and adequate accrual has been made (A) on the Shiner Group Balance Sheet, and the books and records of Shiner Group for all income taxes currently due and all accrued Taxes not yet due and payable by Shiner Group for all periods ending on or prior to the Shiner Group Balance Sheet Date, and (B) on the books and records of Shiner Group for all Taxes payable by Shiner Group for all periods beginning after the Shiner Group Balance Sheet Date;

(iii)  No member of the Shiner Group has incurred any liability for Taxes from and after the Shiner Group Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(iv)  Each member of the Shiner Group has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

(v)  No member of the Shiner Group has any liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which any member of the Shiner Group has been bound have been terminated;

(vi)  No member of the Shiner Group has incurred any liability to make any payments either alone or in conjunction with any other payments that would constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign Applicable Law related to Taxes);

(vii)  no claim has been made within the last three years by any taxing authority in a jurisdiction in which Sino Palace or any Sino Palace Tax Affiliate does not file Tax Returns that Sino Palace or any Sino Palace Tax Affiliate is or may be subject to taxation by that jurisdiction;

(viii)  the consummation of the Share Exchange will not trigger the realization or recognition of intercompany gain or income to Sino Palace or any Sino Palace Tax Affiliate under the Federal consolidated return regulations with respect to Federal, state or local taxes; and

(ix)  Sino Palace or any Sino Palace Tax Affiliate is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Shares are not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

4.9 Title to Assets. Each member of the Shiner Group has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by it, as reflected in the Shiner Group Financial Information.

4.10 Real Property. Sino Palace does not own or hold an ownership interest in any Real Property.

4.11 Leased Real Property. Except as disclosed on Schedule 4.11, Sino Palace and each member of the Shiner Group does not own or hold a leasehold interest in or right to use any Real Property.

4.12 Condition of Facilities.

(a)  Use of the Real Property of each member of the Shiner Group for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Real Property of Sino Palace or the Shiner Group, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(b)  Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in the Business is in the possession of Sino Palace or a member of the Shiner Group.

4.13 Shiner Group Intellectual Property.

(a)  A member of the Shiner Group owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet web sites, domain names and applications and registrations pertaining thereto (collectively, “Shiner Group Intellectual Property”) that are used in the Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(b)  Except as may be evidenced by patents issued after the date hereof, there are no conflicts with or infringements of any material Shiner Group Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe any proprietary right of a third party.

(c)  Schedule 4.13(c) sets forth a complete list of all patents, registrations and applications pertaining to the Shiner Group Intellectual Property owned by Sino Palace or a member of the Shiner Group. Except as set forth on Schedule 4.13(c), all such Shiner Group Intellectual Property listed is owned by Sino Palace or a member of the Shiner Group, free and clear of liens or Encumbrances of any nature.

(d)  Schedule 4.13(d) sets forth a complete list of all material licenses, sublicenses and other agreements in which Sino Palace or a member of the Shiner Group has granted rights to any person to use the Shiner Group Intellectual Property. Sino Palace and the Shiner Group will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in Breach of any license, sublicense or other agreement relating to the Shiner Group Intellectual Property.

(e)  Sino Palace or a member of the Shiner Group owns or has the right to use all software currently used in and material to the Business.

4.14 Affiliate Transactions. Except as set forth on Schedule 4.14, no officer, director, or employee of Sino Palace or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with a member of the Shiner Group or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3). None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of the Shiner Group or in any Person from whom or to whom the Shiner Group leases any property or transacts business of any nature.

4.15 Contracts. Schedule 4.15 is a true, complete and accurate list of all material written or oral Contracts (including a brief description of all oral arrangements) executed by an officer or duly authorized employee of the Shiner Group or to which the Shiner Group is a party either:

(a)  involving more than $50,000, or

(b)  in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Sino Palace has or will deliver prior to Closing to Purchaser a correct and complete copy of each Contract listed in Schedule 4.15 (the “Shiner Group Contracts”). Except as disclosed in Schedule 4.15: (i) each member of the Shiner Group has fully complied with all material terms of the Shiner Group Contracts to which it is a party ; (ii) other parties to the Shiner Group Contracts have fully complied with the terms of the Sino Palace Contracts; and (iii) there are no disputes or complaints with respect to nor has Sino Palace received any notices (whether oral or in writing) that any other party to the Shiner Group Contracts is terminating, intends to terminate or is considering terminating, any of the Shiner Group Contracts listed or required to be listed in Schedule 4.15.

4.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Sino Palace.

4.17 Litigation. Except as set forth in Schedule 4.17(a), there is no pending or, to Sino Palace’s Knowledge, threatened Proceeding:

(i)  by or against Sino Palace or any member of the Shiner Group or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

(ii)  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Exchange.

To the Knowledge of Sino Palace, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sino Palace has delivered to Purchaser copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 4.17(a). There are no Proceedings listed or required to be listed in Schedule 4.17(a) that could reasonably be expected to have a Material Adverse Effect.

(b)  Except as set forth in Schedule 4.17(b):

(i)  there is no material Order to which Sino Palace, any member of the Shiner Group or the Business is subject; and

(ii)  to the Knowledge of Sino Palace, no officer, director, agent or employee of Sino Palace or the Shiner Group is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)  Except as set forth in Schedule 4.17(c):

(i)  Each member of the Shiner Group has been and is in compliance with all of the terms and requirements of each Order to which it or the Business is or has been subject;

(ii)  No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Sino Palace or the Business is subject; and

(iii)  Sino Palace has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Sino Palace any member of the Shiner Group or the Business is subject.

4.18 Employee Benefits.

(a)  Schedule 4.18 lists all material (i) Employee Benefit Plans of the Shiner Group, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of the Shiner Group, in the case of a plan described in (i) or (ii) above, that is currently maintained by the Shiner Group or with respect to which the Shiner Group has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Shiner Group Employee Plans”). Sino Palace has heretofore made available to Purchaser true and complete copies of the Shiner Group Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description.

(b)  There is no Proceeding pending or, to Sino Palace’s Knowledge, threatened against the assets of any Shiner Group Employee Plan or, with respect to any Shiner Group Employee Plan, against Sino Palace or any member of the Shiner Group other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and to Sino Palace’s Knowledge there is no Proceeding pending or threatened in writing against any fiduciary of any Sino Palace Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(c)  Each of the Shiner Group Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law.

(d)  No director, officer, or employee of Sino Palace will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Shiner Group Employee Plan solely as a result of consummation of the Share Exchange.

4.19 Banking Relationships. Schedule 4.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any member of the Shiner Group maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

4.20 Insurance. Schedule 4.20 is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen's compensation and other forms of insurance owned or held by or covering any member of the Shiner Group or all or any portion of its property and assets.

4.21 Employees. Schedule 4.21 contains a complete and accurate list of each employee class of the Shiner Group and the number of employees in each class. To the Knowledge of Sino Palace and each member of the Shiner Group, no officer, director, agent, employee, consultant, or contractor of Sino Palace is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Sino Palace or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Sino Palace is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Sino Palace or Purchaser to conduct the Business as heretofore carried on by Sino Palace and the members of the Shiner Group.

4.22 Labor Relations. Neither Sino Palace nor any member of the Shiner Group is a party to any collective bargaining or similar agreement. To the Knowledge of Sino Palace, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Sino Palace by any employee of Sino Palace or any other Person or entity.

4.23 Legal Compliance.

(a)  To the Knowledge of Sino Palace and each member of the Shiner Group, the Shiner Group is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over the Shiner Group, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(b)  Schedule 4.23(b) contains a complete and accurate list of each Governmental Authorization that is held by Sino Palace or a member of the Shiner Group or that otherwise relates to the Business. Each Governmental Authorization listed or required to be listed in Schedule 4.23(b) is valid and in full force and effect. The Governmental Authorizations listed in Schedule 4.23(b) collectively constitute all of the Governmental Authorizations necessary to permit Sino Palace to lawfully conduct and operate the Business.

4.24 Brokers' Fees. Except as set forth on Schedule 4.24, Sino Palace has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Share Exchange for which Sino Palace, or any member of the Shiner Group could become liable or obligated.

4.25 Undisclosed Liabilities. To the Knowledge of Sino Palace, no member of the Shiner Group has any liability (and to the Knowledge of Sino Palace, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i)  liabilities reflected or reserved against in the Shiner Group Balance Sheet; or

(ii)  liabilities which have arisen in the Ordinary Course of Business since the date of the Shiner Group Balance Sheet.

4.26 Disclosure. The representations and warranties of Sino Palace contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTEES OF PURCHASER

As a material inducement for Sino Palace to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Sino Palace regardless of any investigation made or information obtained by Sino Palace (unless and to the extent specifically and expressly waived in writing by Sino Palace on or before the Closing Date):

5.1 Representations of Purchaser Concerning the Transaction.

(a)  Organization and Good Standing.

(i)  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Nevada. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Purchaser. Schedule 5.1(a)(i) contains a complete and accurate list of every jurisdiction in which Purchaser is qualified to do business.

(ii)  Purchaser has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

(b)  Authorization of Transaction. Purchaser has the corporate power to execute, deliver and perform this Agreement, the Related Agreements, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its Governing Documents or otherwise, to authorize the execution and delivery of this Agreement and such related documents. The execution and delivery of this Agreement has been approved by the Boards of Directors of Purchaser. This Agreement is a valid obligation of Purchaser and is legally binding on each in accordance with its terms.

(c)  Capitalization of Purchaser. The entire authorized capital stock of Purchaser consists of 75,000,000 shares of common stock having a par value of $0.001 per share, of which 9,400,000 shares are issued and outstanding. All issued and outstanding shares of Purchaser Common Stock have been duly authorized, are validly issued, fully paid and nonassessable. Attached as Schedule 5.1(c) is a stockholder list setting forth all owners of the capital stock of Purchaser and the number of shares held by each stockholder of Purchaser. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Purchaser is a party or which are binding upon Purchaser providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Purchaser.

(d)  Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the Share Exchange, will:

(i)  violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Purchaser is subject or any provision of its Governing Documents; or

(ii)  conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Purchaser or on the ability of the Parties to consummate the Share Exchange.

(e)  Affiliate Transactions. No officer, director, or employee of Purchaser or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons), has any agreement with Purchaser or any interest in any of their property of any nature, used in or pertaining to the Purchaser Business, except as disclosed in Schedule 5.1(e). None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Purchaser or in any Person from whom or to whom Purchaser leases any property or transacts business of any nature.

(f)  Purchaser Financial Information. Schedule 5.1(f) shall include the following financial information (collectively, the “Purchaser Financial Information”):

(i)  audited balance sheet and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended March 31, 2007 and March 31, 2006 for Purchaser; and

(ii)  the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Purchaser maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom, as listed on Schedule 5.1(f).

The audited balance sheet dated as of March 31, 2007 of Purchaser shall be referred to as the "Purchaser Balance Sheet." Purchaser Financial Information presents fairly the financial condition of Purchaser as of such dates and the results of operations of Purchaser for such periods, in accordance with GAAP and are consistent with the books and records of Purchaser (which books and records are correct and complete).

(g)  Events Subsequent to Purchaser Balance Sheet. Since the date of Purchaser Interim Balance Sheet, and except as disclosed on Schedule 5.1(g), there has not been, occurred or arisen, with respect to Purchaser:

(i)  any change or amendment in its Governing Documents;

(ii)  any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(iii)  any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(iv)  any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(v)  any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(vi)  the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(vii)  any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(viii)  any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ix)  the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(x)  any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $10,000 to which it is a party or by which it is bound;

(xi)  any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(xii)  any grant of any license or sublicense of any rights under or with respect to any Purchaser Intellectual Property;

(xiii)  any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Purchaser Intellectual Property;

(xiv)  any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(xv)  any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(xvi)  any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000;

(xvii)  any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith or set forth in Schedule 5.1(g)(xvii);

(xviii)  any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $25,000 and outside the Ordinary Course of Business;

(xix)  any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $500 individually or $2,500 in the aggregate;

(xx)  the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(xxi)  any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xxii)  any increase in the base compensation of any of its directors, officers, and employees;

(xxiii)  any charitable or other capital contribution in excess of $2,500;

(xxiv)  any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Purchaser, except as disclosed in this Agreement and the Disclosure Schedules;

(xxv)  any other event or occurrence that may have or could reasonably be expected to have an Material Adverse Effect on Purchaser (whether or not similar to any of the foregoing); or

(xxvi)  any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

(h)  Tax Matters.

(i)  Except as set forth on Schedule 5.1(h)(i): Purchaser:

(A)  has timely paid or caused to be paid all Taxes required to be paid by it though the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

(B)  has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Purchaser and each Purchaser Tax Affiliate were completed and correct in all material respects; and

(C)  has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(ii)  Purchaser has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Purchaser through the date hereof for the periods ending after December 31, 2004.

(iii)  Except as set forth in Schedule 5.1(h)(iii):

(A)  since January 1, 2005, Purchaser has not been notified by the IRS or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Purchaser or any Purchaser Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Purchaser or any Purchaser Tax Affiliate (for years that it was a Purchaser Tax Affiliate); no Tax liens have been filed against Purchaser or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Purchaser or any Purchaser Tax Affiliate (for the years that it was a Purchaser Tax Affiliate);

(B)  full and adequate accrual has been made (i) on the Purchaser Balance Sheet, and the books and records of Purchaser for all income Taxes currently due and all accrued Taxes not yet due and payable by Purchaser for all periods ending on or prior to the Purchaser Balance Sheet Date, and (ii) on the books and records of Purchaser and for all Taxes payable by Purchaser for all periods beginning after the Purchaser Balance Sheet Date;

(C)  Purchaser has not incurred any liability for Taxes from and after the Purchaser Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(D)  Purchaser has not (i) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (ii) a “personal holding company” within the meaning of Section 542 of the Code;

(E)  Purchaser has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

(F)  Purchaser has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Purchaser has been bound have been terminated;

(G)  Purchaser has not incurred any Liability to make any payments either alone or in conjunction with any other payments that:

(1)  shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign income Tax Law); or

(2)  are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

(H)  Purchaser has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of Purchaser;

(I)  no claim has been made within the last three years by any taxing authority in a jurisdiction in which Purchaser does not file Tax Returns that Purchaser is or may be subject to taxation by that jurisdiction;

(J)  the consummation of the Share Exchange will not trigger the realization or recognition of intercompany gain or income to Purchaser under the Federal consolidated return regulations with respect to Federal, state or local Taxes; and

(K)  Purchaser is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Purchaser Common Stock is not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

(i)  Title to Assets. Purchaser has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Purchaser Business in the manner presently operated by Purchaser, as reflected in Purchaser Financial Information.

(j)  Real Property. Except as set forth in Schedule 5.1(j) Purchaser does not own or hold an ownership interest in any Real Property.

(k)  Leased Real Property. Except as set forth in Schedule 5.1(k) Purchaser does not own or a leasehold interest in any Real Property.

(l)  Condition of Facilities.

(i)  Use of the Real Property of Purchaser for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. To the Knowledge of Purchaser, no part of any Improvement encroaches on any real property not included in the Real Property of Purchaser, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(ii)  Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 5.1(l)(ii), all Tangible Personal Property used in the Purchaser Business is in the possession of Purchaser.

(m)  Purchaser Intellectual Property.

(i)  Purchaser owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto (collectively, “Purchaser Intellectual Property”) that are used in the Purchaser Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(ii)  Purchaser owns or has the right to use all software currently used in and material to the Purchaser Business.

(n)  SEC Reports and Financial Statements. Since January 1, 2005, Purchaser has filed with the SEC all reports and other filings required to be filed by Purchaser in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the “Purchaser SEC Reports”). As of their respective dates, Purchaser SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such Purchaser SEC Reports and, except to the extent that information contained in any Purchaser SEC Report has been revised or superseded by a later Purchaser SEC Report filed and publicly available prior to the date of this Agreement, none of the Purchaser SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in Purchaser SEC Reports were prepared from and are in accordance with the accounting books and other financial records of Purchaser, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Purchaser SEC Reports, Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the Ordinary Course of Business. The Purchaser SEC Reports accurately disclose (i) the terms and provisions of all stock option plans, (ii) transactions with Affiliates, and (iii) all material contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S-B promulgated by the SEC.

(o)  Contracts. Schedule 5.1(o) is a true, complete and accurate list of all written or oral contracts, understandings, agreements and other arrangements (including a brief description of all such oral arrangements) executed by an officer or duly authorized employee of Purchaser or to which Purchaser is a party either:

(i)  involving more than $10,000, or

(ii)  in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Purchaser has delivered or will, prior to Closing, deliver to Sino Palace a correct and complete copy of each Contract (redacted copies for names are acceptable) listed in Schedule 5.1(o) (the “Purchaser Contracts”). Except as disclosed in Schedule 5.1(o): (i) Purchaser has fully complied with all material terms of Purchaser Contracts; (ii) to the Knowledge of Purchaser, other parties to Purchaser Contracts have fully complied with the terms of Purchaser Contracts; and (iii) there are no disputes or complaints with respect to nor has Purchaser received any notices (whether oral or in writing) that any other party to Purchaser Contracts is terminating, intends to terminate or is considering terminating, any of Purchaser Contracts listed or required to be listed in Schedule 5.1(o).

(p)  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Purchaser.

(q)  Litigation.

(i)  There is no pending or, to Purchaser’s Knowledge, threatened Proceeding:

(A)  by or against Purchaser or that otherwise relates to or may affect the Purchaser Business which, if adversely determined, would have a Material Adverse Effect; or

(B)  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Exchange.

To the Knowledge of Purchaser, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(ii)  Except as set forth in Schedule 5.1(q)(ii):

(A)  there is no material Order to which Purchaser or the Purchaser Business is subject; and

(B)  to the Knowledge of Purchaser, no officer, director, agent or employee of Purchaser is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Purchaser Business.

(iii)  Except as set forth in Schedule 5.1(q)(iii):

(A)  Purchaser has been and is in compliance with all of the terms and requirements of each Order to which it or the Purchaser Business is or has been subject;

(B)  No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Purchaser or the Purchaser Business is subject; and

(C)  Purchaser has not received any notice, or received but subsequently resolved to the satisfaction of the Governmental Body or other Person (evidence of such approval is attached as Schedule 5.1(q)(iii)), or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Purchaser or the Purchaser Business is subject.

(r)  Employee Benefits.

(i)  Purchaser has no (i) Employee Benefit Plans, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Purchaser, in the case of a plan described in (i) or (ii) above, that is currently maintained by Purchaser or with respect to which Purchaser has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Purchaser Employee Plans”).

(ii)  No director, officer, or employee of Purchaser will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Purchaser Employee Plan solely as a result of consummation of the Share Exchange.

(s)  Insurance. Schedule 5.1(s) is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen's compensation and other forms of insurance owned or held by or covering Purchaser or all or any portion of its property and assets.

(t)  Employees. Zubeda Mohamed-Lakhani is the sole employee of Purchaser and she presently does not receive any compensation for her services. To the Knowledge of Purchaser, no officer, director, agent, employee, consultant, or contractor of Purchaser is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Purchaser Business or (ii) to assign to Purchaser or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Purchaser is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Purchaser to conduct the Purchaser Business.

(u)  Labor Relations. Purchaser is not a party to any collective bargaining or similar agreement. To the Knowledge of Purchaser, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Purchaser by any employee of Purchaser or any other person or entity.

(v)  Legal Compliance.

(i)  To the Knowledge of Purchaser, Purchaser is in material compliance with all Applicable Laws of any Governmental Bodies having jurisdiction over Purchaser, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(ii)  Schedule 5.1(v)(ii) contains a complete and accurate list of each Governmental Authorization that is held by Purchaser or that otherwise relates to the Purchaser Business. Each Governmental Authorization listed or required to be listed in Schedule 5.1(v)(ii) is valid and in full force and effect. The Governmental Authorizations listed in Schedule 5.1(v)(ii) collectively constitute all of the Governmental Authorizations necessary to permit Purchaser to lawfully conduct and operate the Purchaser Business.

(w)  Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Share Exchange for which Purchaser could become liable or obligated.

(x)  Undisclosed Liabilities. To the Knowledge of Purchaser, it has no liability (and to the Knowledge of Purchaser, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i)  liabilities reflected or reserved against in the Purchaser Balance Sheet; or

(ii)  liabilities which have arisen in the Ordinary Course of Business since the date of the Purchaser Balance Sheet.

(y)  Disclosure. The representations and warranties of Purchaser contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

ARTICLE VI. ACCESS TO INFORMATION AND DOCUMENTS

6.1 Access to Information. Between the date hereof and the Closing Date, each Party will give to the other and its counsel, accountants and other Representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish copies of such documents and with such information with respect to its affairs as may from time to time be reasonably requested. Each Party will disclose to the other and make available to such Party and its Representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of Shiner Group or Purchaser, as the case may be. In addition, Sino Palace shall make available to Purchaser all such banking, investment and financial information as shall be necessary to allow for the efficient integration of Shiner Group’s banking, investment and financial arrangements with those of Purchaser at the Closing. Access of Purchaser pursuant to the foregoing shall be granted at a reasonable time and upon reasonable notice.

6.2 Effect of Access.

(a)  Nothing contained in this Article VI shall be deemed to create any duty or responsibility on the part of either Party to investigate or evaluate the value, validity or enforceability of any Contract or other asset included in the assets of the other Party.

(b)  With respect to matters as to which any Party has made express representations or warranties herein, the Parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such Parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

ARTICLE VII. COVENANTS

7.1 Preservation of Business.

(a)  Prior to the Closing or the termination of this Agreement, Sino Palace will use its Best Efforts to preserve the Business, to keep available to Purchaser the services of the present employees of the Shiner Group, and to preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with the Shiner Group. The Shiner Group shall conduct its Business only in the usual and ordinary course as it has previously been conducted, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Purchaser’s prior written consent (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

(b)  Prior to the Closing or the termination of this Agreement, Purchaser will use its Best Efforts to preserve the Purchaser Business, to keep available to Purchaser the services of the present employees of Purchaser, and to preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with Purchaser. Purchaser shall conduct the Purchaser Business only in the usual and ordinary course as it has previously been conducted, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without the prior written consent of Sino Palace (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

7.2 Current Information. During the period from the date of this Agreement to the Closing, each Party hereto shall promptly notify each other Party of any (i) significant change in the normal course of business or operations of its business, (ii) Proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of Proceedings, in each case involving the Parties the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any party hereto to consummate the Share Exchange.

(b)  During the period from the date of this Agreement to the Closing, Purchaser shall promptly notify Sino Palace of any correspondence received from the SEC and shall deliver a copy of such correspondence to Sino Palace within two (2) Business Days of receipt.

7.3 Material Transactions. Prior to the Closing, no Party will (other than (i) as contemplated by the terms of this Agreement and the Related Agreements, (ii) with respect to transactions for which there is a binding commitment existing prior to the date hereof disclosed in the Disclosure Schedules, and (iii) transactions described on Schedule 7.3 which do not vary materially from the terms set forth on such Schedule 7.3, or in the Ordinary Course of Business without first obtaining the written consent of the other Parties):

(a)  declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property;

(b)  amend its Governing Documents or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;

(c)  except pursuant to options, warrants, conversion rights or other contractual rights, issue any shares of its capital stock or any options, warrants or other rights to subscribe for or purchase such common or other capital stock or any securities convertible into or exchangeable for any such common or other capital stock;

(d)  directly redeem, purchase or otherwise acquire any of its common or other capital stock;

(e)  effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

(f)  enter into any employment contract which is not terminable upon notice of ninety (90) days or less, at will, and without penalty except as provided herein or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Employee Benefit Plan, agreement, payment or agreement under, to, for or with any of such officers or employees;

(g)  make any payment or distribution to the trustee under any bonus, pension, profit -sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such Party's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, options, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate or modify any plan;

(h)  prepay any debt in excess of Twenty Five Thousand Dollars ($25,000), borrow or agree to borrow any amount of funds except in the Ordinary Course of Business or, directly or indirectly, guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;

(i)  enter into any agreement, contract or commitment having a term in excess of three (3) months or involving payments or obligations in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate, except in the Ordinary Course of Business;

(j)  amend or modify any material Contract;

(k)  agree to increase the compensation or benefits of any employee (except for normal annual salary increases in accordance with past practices);

(l)  place on any of its assets or properties any pledge, charge or other Encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the Ordinary Course of Business or as otherwise disclosed herein;

(m)  guarantee the obligation of any person, firm or corporation, except in the Ordinary Course of Business;

(n)  make any loan or advance in excess of Twenty-Five Thousand Dollars ($25,000) or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

(o)  sell or otherwise dispose of any Real Property or any material amount of any tangible or intangible personal property other than leasehold interests in closed facilities, except in the Ordinary Course of Business;

(p)  commit any act or fail to do any act which will cause a Breach of any Contract and which will have a Material Adverse Effect on its business, financial condition or earnings;

(q)  violate any Applicable Law which violation might have a Material Adverse Effect on such Party;

(r)  purchase any real or personal property or make any other capital expenditure where the amount paid or committed is in excess of Twenty-Five Thousand Dollars ($25,000) per expenditure;

(s)  except in the Ordinary Course of Business, enter into any agreement or transaction with any of such Party's Affiliates; or

(t)  engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such Party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

7.4 Public Disclosures. Purchaser and Sino Palace will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by Applicable Law. The Parties shall issue a joint press release, mutually acceptable to Sino Palace and Purchaser, promptly upon execution and delivery of this Agreement.

7.5 Confidentiality. Purchaser and Sino Palace shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information, and each Party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

7.6 No Shop. From the date of this Agreement until the earlier of (i) the Closing, (ii) August 31, 2007, or (iii) until this Agreement is terminated in accordance with Article X hereof, neither Purchaser nor Sino Palace shall initiate, solicit or encourage (including by way of furnishing assistance or proprietary information), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any “Competing Transaction” (as defined below), or enter into any discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action, and each Party shall promptly notify the other Party of all relevant terms (including the identity of the parties involved) of any such inquiries and proposals received by such Party or any such officer, director, investment banker, financial advisor, attorney, accountant or other Representative relating to any of such matters and if such inquiry or proposal is in writing, such Party shall promptly deliver or cause to be delivered to the other Party a copy of such inquiry or proposal. For the purposes of this Agreement, “Competing Transaction” shall mean any of the following (other than the Share Exchange) (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of any Party; (iii) any tender offer or exchange offer for more than fifty percent (50%) of the outstanding shares of the capital stock of any Party or other form of investment in, or purchase of, capital stock of any Party; (iv) any current Affiliate acquiring beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act) being formed which beneficially owns or has the right to acquire beneficial ownership of, twenty-five percent (25%) or more of the outstanding shares of the capital stock of any Party; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. In the event that the provisions of this Section 7.6 are violated by any Party or by any Party's Representatives, and the Share Exchange is not consummated, then, in addition to other remedies available to the non-violating Party, the non-violating Party will be entitled to receive from the violating Party all out-of-pocket expenses (including reasonable attorneys' fees and expenses relating to the Share Exchange), which such non-violating Party has incurred.

7.7 Other Actions. None of Sino Palace or Purchaser shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Share Exchange set forth in this Agreement not being satisfied, or delay the Closing or (unless such action is required by Applicable Law) which would have a Material Adverse Effect on the ability of Sino Palace or Purchaser to obtain any Consents required for the consummation of the Share Exchange without imposition of a condition or restriction which would have a Material Adverse Effect on the Surviving Corporation or which would otherwise materially impair the ability of Sino Palace or Purchaser to consummate the Share Exchange in accordance with the terms of this Agreement or materially delay such consummation. Without limiting the generality of the foregoing, Sino Palace shall use its reasonable best efforts to obtain all Consents required of Third Parties in respect of the Share Exchange under all material Contracts to which Sino Palace is a party

7.8 Cooperation.

(a)  Purchaser and Sino Palace shall together or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Closing in connection with the consummation of the Share Exchange and cooperate in making any such filings promptly and in seeking to obtain timely any such Consents, (ii) use their respective commercially reasonable efforts to cause to be lifted any impediment preventing consummation of the Share Exchange, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another’s counsel all such information as may be required to affect the foregoing actions.

(b)  Subject to the terms and conditions herein provided, and unless this Agreement shall have been validly terminated as provided herein, each of Purchaser and Sino Palace shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or Affiliates of such party) with respect to this Agreement and to consummate the Share Exchange, subject to the vote of its stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any Consent by any Governmental Body and/or any Third Party which is required to be obtained or made by such Party or any of its Affiliates in connection with this Agreement and the Share Exchange. Each of Purchaser and Sino Palace will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their Affiliates in connection with the foregoing.

ARTICLE VIII. CONDITIONS TO CLOSING

8.1 Mutual Conditions. The respective obligations of each party to effect the Share Exchange shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Purchaser and Sino Palace):

(a)  None of Purchaser, any member of Shiner Group or Sino Palace shall be subject to any Order by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Share Exchange or (ii) would impose any material limitation on the ability of Purchaser effectively to exercise full rights of ownership of the common stock of any member of the Shiner Group or any material portion of the assets or Business, taken as a whole.

(b)  No statute, rule or regulation, shall have been enacted by any Governmental Body that makes the consummation of the Share Exchange illegal.

(c)  Purchaser and Sino Palace shall have received all Consents of Third Parties that are required of such Third Parties prior to the consummation of the Share Exchange, in form and substance acceptable to Purchaser or Sino Palace, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a Material Adverse Effect.

8.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)  The representations and warranties of Sino Palace contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and each of the representations and warranties of Sino Palace that are not so qualified shall be true in all material respects.

(b)  Sino Palace shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Sino Palace at or prior to the Closing.

(c)  There shall not be threatened, instituted or pending any Proceeding by or before any court or Govern-mental Body requesting or looking toward an Order that (a) restrains or prohibits the consummation of the Share Exchange, (b) could have a Material Adverse Effect on Purchaser’s ability to exercise control over or manage the Shiner Group after the Closing or (c) could have a Material Adverse Effect any member of the Shiner Group.

(d)  On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Share Exchange.

(e)  The Related Agreements to which Sino Palace is a party and all other documents to be delivered by Sino Palace to Purchaser at the Closing shall be satisfactory in form and substance to Purchaser.

(f)  All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of Purchaser Counsel, in connection with (a) the execution and delivery by Sino Palace of this Agreement and the Related Agreements to which it is a Party or (b) the consummation by Sino Palace of the Share Exchange and copies of all such Consents shall have been delivered to Purchaser.

(g)  Purchaser shall receive possession of the stock certificates evidencing ownership of the capital stock of each member of the Shiner Group.

(h)  Sino Palace and Zubeda Mohamed-Lakhani shall have executed and delivered to Purchaser the Return to Treasury Agreement and shall simultaneously with the Closing consummate the transactions contemplated therein.

8.3 Conditions to the Obligations of Sino Palace. The obligations of Sino Palace under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)  The representations and warranties of Purchaser contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Purchaser that are not so qualified shall be true in all material respects.

(b)  Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser at or prior to the Closing.

(c)  There shall not be threatened, instituted or pending any Proceeding by or before any court or Govern-mental Body requesting or looking toward an Order, that (a) restrains or prohibits the consummation of the Share Exchange or (b) could have a Material Adverse Effect on Purchaser.

(d)  On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Share Exchange.

(e)  The Related Agreements to which Purchaser is a party and all other documents to be delivered by Purchaser to Sino Palace at the Closing shall be satisfactory in form and substance to Sino Palace.

(f)  All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of counsel to Sino Palace, in connection with (a) the execution and delivery by Purchaser of this Agreement or the Related Agreements to which either of them is a party, and (b) the consummation by Purchaser of the transactions contemplated hereby or thereby, and copies of all such Consents shall have been delivered to Sino Palace.

(g)  Purchaser shall have delivered to Sino Palace the resignation of Zubeda Mohamed-Lakhani from all positions as an officer and director of Purchaser effective upon Closing.

(h)  Purchaser shall have delivered to Sino Palace evidence of the expansion of Purchaser's Board of Directors to two (2) members and evidence of the appointment of up one (1) new director nominated by Sino Palace.

(i)  Purchaser shall deliver to each stockholder of Sino Palace a certificate evidencing ownership of the Shares described in Section 3.2.

(j)  Purchaser shall deliver to Sino Palace evidence of the cancellation of 4,750,000 shares of Purchaser Common Stock held by Zubeda Mohamed-Lakhani.

(k)  The stockholders of Sino Palace shall have given all necessary approvals and consents required under NGCL.

(l)  The Share Exchange shall qualify as a tax-free transaction to each of Purchaser, Sino Palace and Sino Palace’s stockholders.

(m)  As of the Closing Date, Purchaser shall not have any debts or liabilities that are not disclosed in the Purchaser SEC Reports and shall not have any liens recorded against its properties or assets.

ARTICLE IX. SURVIVAL OF REPRESENTATIONS

9.1 Survival of Representations.

All representations and warranties made by any party to this Agreement or pursuant hereto, as modified by any Disclosure Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of one (1) year following the Closing Date. All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 9.1, 8.2(a), and 8.3(a). The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at anytime prior to the Closing:

(a)  by mutual written consent of Purchaser and Sino Palace;

(b)  by Purchaser or Sino Palace:

(i)  if the Share Exchange shall not have been consummated on or before August 31, 2007, unless the failure to consummate the Share Exchange is the result of a willful and material Breach of this Agreement by the Party seeking to terminate this Agreement;

(ii)  if any court of competent jurisdiction or other Governmental Body shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action shall have become final and non-appealable;

(iii)  in the event of a Breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching Party of such Breach (provided that the terminating Party is not then in Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(iv)  in the event that (i) all of the conditions to the obligation of such Party to effect the Share Exchange set forth in Section 8.1 shall have been satisfied and (ii) any condition to the obligation of such Party to effect the Share Exchange set forth in Section 8.2 (in the case of Purchaser) or Section 8.3 (in the case of Sino Palace) is not capable of being satisfied prior to the end of the period referred to in Section 10.1(b)(i); or

(v)  if there shall have occurred prior to the Closing changes in Applicable Law that, in the aggregate, shall have a Material Adverse Effect on either Party.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party except to the extent that such termination results from the willful and material Breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the terminating Party shall have the right to pursue any remedies available to it at law or in equity.

10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.4 Extension; Waiver. At any time prior to the Closing, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

10.5 Procedure for Termination, Amendment Extension or Waiver. A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 10.3, or an extension or waiver pursuant to Section 10.4 shall, in order to be effective, require in the case of Purchaser or Sino Palace, action by its Board of Directors or the duly authorized designee of the Board of Directors.

ARTICLE XI. MISCELLANEOUS

11.1 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Purchaser:
Ms. Zubeda Mohamed
Chief Executive Officer
Cartan Holdings Inc.
999 Canada Place, Suite 404
Vancouver, B.C., Canada V6C 3E3
Facsimile: (604) 526-1745

with a copy to:
Greg Yanke, Esquire
Suite #603-409 Granville Street
Vancouver, BC V6C 1T2
Canada
Facsimile: (604) 669-0774

If to Sino Palace:
Sino Palace Holdings Ltd.
19/F Didu Bldg., Pearl River Plaza
No. 2 North Longkin Road, Haikou
Hainan Province, China 570125
Facsimile: 86-898-68581513

with a copy to:
Saul Ewing LLP
1500 Market Street
Centre Square West, 38th Floor
Philadelphia, PA 19102
Attention: William W. Uchimoto, Esquire
Facsimile: (215) 972-1819

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

11.2 Further Assurances. Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

11.3 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, applied without giving effect to any conflicts-of-law principles.

11.4 Commissions. Except as set forth on Schedule 4.24, each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder’s fee or other commission in connection with the Share Exchange. Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder’s fees incurred by reason of any action taken by it.

11.5 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

11.6 Integration of Exhibits and Schedules. All Exhibits and Disclosure Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

11.7 Entire Agreement. This Agreement, the Related Agreements, including all Exhibits and Disclosure Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

11.8 Expenses. Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

11.9 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

11.10 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

11.11 No Rule of Construction. The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

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IN WITNESS WHEREOF, Purchaser and Sino Palace have caused this Share Exchange Agreement and Plan of Reorganization to be executed by their respective duly authorized officers, all as of the day and year first above written.

By Purchaser:

CARTAN HOLDINGS INC.
By: /s/ Zubeda Mohamed-Lakhani Zubeda Mohamed-Lakhani Chief Executive Officer

By Sino Palace:

SINO PALACE HOLDINGS LTD.
By: /s/ Ying Yuet Ying Yuet Chairman and Chief Executive Officer

SCHEDULE OF EXHIBITS

Exhibit A Disclosure Schedules